Schedule A

To

MEMORANDUM OF UNDERSTANDING (MOU) Agreement –

AGREEMENT

Consistent with the requirements of the MEMORANDUM OF UNDERSTANDING Agreement by and between the Parties ("MOU") and the requirement to embody the specific Project agreement(s) between the Parties in an agreement to be attached to the MOU as Schedule A, the following has been agreed by and between the Central Bank of SCNRFP (CB OF SCNRFP), a State-Owned Company of SCNRFP, and Ga-Du Bank ("GADU"), both parties sometimes hereafter together referred to as the "Parties and individually as a "Party".

Therefore, this document shall be added as a Schedule A agreement required by the MOU ("Agreement"). The Parties agreeing shall provide their authorized signature at the bottom of this Agreement, creating a binding written document to conform to the Terms and Conditions of the MOU in Good Faith and in Good Spirit, in a Good Way. Except as may be specifically modified in this Schedule A, all terms and conditions of the MOU shall apply to, and bind the Parties to this Agreement and any and all other agreements added to Schedule "A" in writing and signature of the authorized Parties in agreement.

Non-Exclusive.

The MOU and this Agreement are non-exclusive, except as to any part that becomes exclusive by a separate agreement in writing between the Parties.

The Project offerings determined and entered into pursuant to the MOU and this Agreement.

CB OF SCNRFP shall provide to GADU: (i) benefits of sovereignty, (ii) jurisdiction protections of law; (iii) as specifically granted by CB OF SCNRFP in writing, available lands (to revert back to aboriginal title); (iv) water and energy on CB OF SCNRFP; (v) general citizenship availability on a qualified basis; (vi) corporate registrations and certificates of incorporation for qualified GADU customers; (vii) appropriate license, certifications, and private bank account fro qualified persons or entities; (viii), where CB OF SCNRFP laws and requirements are observed, zero tax within our jurisdiction, FATCA exemption within our jurisdiction, and otherwise related via SCNRFP government.

CB OF SCNRFP may provide methods and trusts whereby the Party in agreement shall properly benefit from Native Indian owned advantages, benefits and preferences, further the agreement shall be transferable to the Native Nations Intergovernmental Alliance, NNIA for the same with the approval of the contracting Party.

CB OF SCNRFP via SCNRFP State-Owned Companies and or relations may provide Charter/Sub-Charter(s) for the abilities provided by the Charter/Sub-Charter, to further methods and opportunities on behalf of the Parties.

Preferences. CB OF SCNRFP may provide third party government contracting companies that provide preferences and that meet "SAM" for the purpose of government contracting.

Banking Accounts opened under CB OF SCNRFP shall be considered to be Trusts within the SCNRFP Banking system.

License. CB of SCNRFP shall grant and make available to GADU a Commercial and Retail SCNRFP Banking License or charter (the "Charter") within the SCNRFP jurisdiction.

Payments & Fees to Be Paid to CB OF SCNRFP. GADU shall pay One Million Dollars ($1,000,000) to the Central Bank of SCNRFP for the License or Charter issued by the Central Bank of SCNRFP within the SCNRFP jurisdiction.

In terms of charges applied to its customers, GADU shall apply base merchant processing charges of at least 0.6% to process payments for dispensaries, farmers, processors and otherwise, and 1.75% in annual custodial fees for account opening and large deposits and otherwise. GADU shall be required to pay to the Central Bank of SCNRFP ten percent (10%) of any and all said income of any nature generated by GADU including, but not limited to merchant processing payments, all custodial and money management fees for large deposits and otherwise, and wiring and other merchant services fees and charges. Any Bank Licensed by SCNRFP shall also pay economic development banking fees to the Central Bank of SCNRFP, 10% of all increased business development income generated from Brokerage, Trading, Instruments and any other good and valuable services provided via any SCNRFP Banks and 10% of all the Income Savings.

Transparency. GADU shall at all times be 100% Transparent with the Central Bank of SCNRFP in it activities including, but not limited to income generated, and any additional parties in interest. In GADU shall link a data capture, account opening and payment processing system to the Central Bank of SCNRFP for proper reporting to the Central Bank of SCNRFP. GADU shall be required to, at all times, provide a total list of any partners, and principals, partners, co-venturers, and/or all equity participants to include any "silent" (or otherwise undisclosed) parties (together the "Participants"), whether natural or juridical persons. In terms of this Agreement and the requirement of Transparency, there shall be no Participants of any nature in GADU that are not disclosed to the Central Bank of SCNRFP, and GADU shall be required to include in connection with the disclosure of Participants copies of: (i) Passports in the case of individuals, and all corporate or business entity governing and organizational documents in the case of a business entity; (ii) CVs and Background Check as to all individual Participants; and, (iii) copies of all documents establishing the rights and obligations of all parties to any contracts, agreements and acquisition documents. All contracts and governing documents of GADU shall be provided for review and copying. Such "governing documents shall include "side agreements" not ordinarily made a part of any public record. (Except as necessary for the enforcement of rights and obligations set forth in this Agreement, CB of SCNRFP shall maintain in confidence such documents identified as confidential per the requirements of the section set forth herein regarding non-disclosure.)

Land Trust Potential. SCNRFP via CB of SCNRFP may, where appropriate and consistent with its sovereignty Offer Land Trust for economic development projects in connection with projects that will not diminish or otherwise impugn the sovereignty of CB OF SCNRFP.

Applicable Law. GADU shall follow Basel III, the Ancient Axe of Authority, SCNRFP Law (Ancient Axe of Authority), and Central Bank of SCNRFP Regulations. Furthermore, GADU shall take all reasonable steps to assure that the sovereignty of SCNRFP is recognized and maintained in all of its dealings.

Citizenship. GADU commercial customers shall be required to open a Trust Account, or other appropriate account structure and to incorporate within the SCNRFP, so as to be protected within the SCNRFP Jurisdiction. Individuals wishing to open an account with GADU shall, as a requirement for opening an account, undertake citizenship within the SCNRFP, provided that they shall have the right to keep their current citizenship in the form of dual citizenship.

Secure Banking. SCNRFP has created a new more secure banking system idea and in principal that will become the system of the Central Bank of SCNRFP (the "SCNRFP System"). SCNRFP shall patent the said integrated System so it can be protected to maintain the best secure system to attract customers looking for such a system. In said patent, any off-the-self technologies shall belong to the said owners of said system and or programs, we would only be patenting the integration and the conclusion and uses of said integration. We believe the SCNRFP Nation and State will provide protection of said integration patent to the benefit of the Central Bank of SCNRFP, GADU Company Bank within the SCNRFP, and other banks becoming licensed within the SCNRFP.

GADU System Contributions. GADU shall provide the core banking system and the programs and bridges necessary to link with, or supplement, the SCNRFP System by the end of March 2017. In the event that GADU reaches this target date, the Central Bank of SCNRFP shall provide GADU with a Brokerage License and Trading License in Good and Valuable Trade.

Citizenship Benefits. All companies doing business with Central Bank of SCNRFP, with GADU, an/or State-Owned Companies of SCNRFP, shall be considered investors under SCNRFP CC-7.

SCNRFP has citizens who are "Blood Citizens", and "Citizens by Adoption". Due to SCNRFP being an Internationally independent recognized and sovereign Country, we offer a "General Citizenship" right. General Citizenship provides that anyone globally who desires to become a citizen, or a dual citizen, that comes in a good way and for an acceptable purpose, such as CC-7 Investor citizen. Note, a General Citizen has no voting powers.

One good way, and acceptable purpose for acquiring General Citizenship would be providing SCNRFP with a value consideration in the way of good and proper economic development investment through the CC-7 program (compared to the EB-5).

Another good way and acceptable purpose would be one properly utilizing the Central Bank of SCNRFP.

Another good way and acceptable purpose would be one placing their property within the SCNRFP Trust (compared to the USDA Trust, however much better and much more fair).

Any individual person, or business entity, or corporation Doing Business with the SCNRFP State-Owned Companies Must be Incorporated within the SCNRFP, must: (i) Open and Use a SCNRFP Bank Account via Trust; (ii) shall provide a background check; and, (iii) shall become a registered SCNRFP Citizen. Any individual, or business entity, or corporation must complete the following: Incorporation, Trust Bank Account, Background Check and Citizenship. With Any Application, there must be an Officially Certified Background Check Paid for by the Applicant.

Any Citizen or business entity organized under the laws of the SCNRFP that fails to observe all the requirements of SCNRFP sovereignty and honor and keep SCNRFP LAW (Ancient Axe of Authority - God's Law) may be removed from having an Incorporation, Trust Bank Account and Citizenship.

Any covenants, terms, rights or conditions other than those contained in the MOU and this Agreement must be determined and agreed in writing.

SCNRFP and SCNRFP State-Owned Companies and GADU operate under fairness for all in a Good Way.

IN WITNESS WHEREOF, this Agreement shall be binding and effective upon execution by both Parties. The Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date. By signing below Parties acknowledge they have read and understand the complete agreement and agree to the same. In witness whereof, the parties have caused this Agreement to be executed and delivered as of the date set forth hereinabove.

Otherwise, all other current agreements are represented with the MOU agreement itself, any other agreements to be added to said "Schedule A" are To Be Determined (TBD) by and between the parties in agreement and in writing.

Authorized Signature: ______________________
Print Name: Andy Tucker
Title: Director
For and on behalf of Signatory Authority
Ga-Du Bank (GADU)

Authorized Signature: ______________________
Print Name: Chief Gees-Due OO-Neh-Gah Usti
Title: Director
For and on behalf of Signatory Authority
Central Bank of SCNRFP
a State-Owned Company of SCNRFP

SOUTHERN CHEROKEE NATION AND THE RED FIRE PEOPLE